EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports First Quarter 2017 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 8, 2017—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported first quarter net income for 2017 of $32.0 million or $.48 diluted earnings per common share ($.48 per share basic) compared to $33.0 million or $.50 diluted earnings per common share ($.50 per share basic), which represents a 3.0 percent decrease in net income and a 4.0 percent decrease in diluted earnings per share over the corresponding period in 2016.

Net income for the three months ended March 31, 2017 was positively impacted by a decrease in the provision for probable loan losses charged to expense of $7.4 million, $4.8 million after tax, compared to the same period of 2016.  Net income for the same period in 2017 was negatively impacted by a charge of $5.8 million, $3.7 million after tax, taken in connection with the termination of a portion of its long-term repurchase agreements outstanding in order to reduce funding costs.

“I’m pleased with the Company’s earnings success for the first quarter of 2017.  Management remains committed to achieving superior earnings despite the continued challenges facing the banking industry and the U.S. economy as a whole.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council, and are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2017 were $12.0 billion compared to $11.8 billion at December 31, 2016.  Total net loans were $5.9 billion at March 31, 2017 and December 31, 2016. Deposits were $8.9 billion at March 31, 2017 compared to $8.6 billion at December 31, 2016.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 192 facilities and 297 ATMs serving 87 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.